SOX CODE OF ETHICS
OF EAGLE POINT CREDIT COMPANY INC., EAGLE POINT INCOME COMPANY INC., EAGLE POINT INSTITUTIONAL INCOME FUND, EAGLE POINT ENHANCED INCOME TRUST, EAGLE POINT DEFENSIVE INCOME TRUST AND EAGLE POINT TRINITY SENIOR SECURED LENDING COMPANY

I.Covered Persons/Purpose of this Code

This code of ethics (this “Code”) for purposes of Section 406 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) for Eagle Point Credit Company Inc. and Eagle Point Income Company Inc., both Delaware companies, and Eagle Point Institutional Income Fund, Eagle Point Enhanced Income Trust, Eagle Point Defensive Income Trust and Eagle Point Trinity Senior Secured Lending Company, each a Delaware statutory trust (together with any successor thereto, the “Companies”), applies to the Companies’ principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Covered Officers”), as well as the Companies’ directors/trustees, officers, and employees (collectively with the Covered Officers, the “Covered Persons”) for the purpose of promoting:

•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•full, fair, accurate, timely and understandable disclosure in reports and documents that the Companies file with, or submits to, the Securities and Exchange Commission (“SEC”) and, for ECC, EPIC and EPIIF, the New York Stock Exchange (“NYSE”), and in other public communications made by the Companies;

•compliance with applicable laws and governmental rules and regulations;

•the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•accountability for adherence to this Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Persons Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview

A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Companies.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Companies and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “Investment Company Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Companies because of their status as “affiliated persons” of the Companies. The Companies’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. Each Covered Officer is an employee of a service provider to the Companies (“Service Provider”), including Eagle Point Credit Management LLC, a Delaware limited liability company and ECC’s, EPIIF’s and EPSLC’s investment adviser, Eagle Point Enhanced Income Management LLC, EPEIT’s investment adviser, Eagle Point Defensive Income Management LLC, EPDIT’s investment adviser, Trinity Capital Adviser LLC, EPSLC’s investment sub-adviser, and Eagle Point Administration LLC, a Delaware limited liability company and the Administrator. Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Companies and the Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered

Officers will, in the normal course of their duties (whether formally for the Companies or for the Service Provider of which the Covered Officer is an employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Companies. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Companies and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Companies. Thus, if performed in conformity with the provisions of the Investment Company Act, or an exemptive order issued thereunder, such activities will be deemed to have been handled ethically. In addition, it is recognized by the board of directors/trustees of the Companies (the “Board of Directors/Trustees”) that the Covered Officers may also be or in the future become officers or employees of one or more other investment companies covered by this Code or other similar codes.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. As a general matter, the personal interest of a Covered Person should not be placed improperly before the interest of the Companies.

Each Covered Person must not:

•use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Companies whereby the Covered Person would benefit personally to the detriment of the Companies;

•cause the Companies to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Companies; or

•use material nonpublic knowledge of portfolio transactions made or contemplated for the Companies to trade personally, or cause others to trade personally, in contemplation of the market effect of such transactions.

There are certain potential conflict of interest situations that should be discussed with the Companies’ chief compliance officer (the “CCO”). Examples of these situations include:

•service as a director/trustee on the board of directors/trustees of any public or private company;

•the receipt of any entertainment or non-nominal gift by a Covered Person, or a member of his or her family, from any company with which the Companies have current or prospective business dealings, unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•any ownership interest in, or any consulting or employment relationship with, any Service Provider, other than the Companies’ investment adviser, investment sub-adviser, principal underwriter, administrator or any affiliated person thereof and the Service Provider of which such Covered Person is an employee; and

•a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Companies for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

Covered Persons should be aware that conflicts are also likely to exist where a member of his or her family engages in an act or has a relationship that would present a conflict for such Covered Person.

III. Disclosure & Compliance

Each Covered Person:

•should be familiar with the disclosure requirements generally applicable to the Companies;

•should not knowingly misrepresent, or cause others to misrepresent, facts about the Companies to others, whether within or outside the Companies, including to the Companies’ directors/trustees and auditors, and to governmental regulators and self-regulatory organizations;

•should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Companies and the Companies’ investment adviser or sub-adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Companies file with, or submits to, the SEC or, for ECC, EPIC and EPIIF (and EPEIT upon a listing of its securities), the NYSE, and in other public communications made by the Companies; and

•has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Officer must:

•upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board of Directors/Trustees that he or she has received, read, and understands this Code;

•annually thereafter affirm in writing to the Board of Directors/Trustees that he or she has complied with the requirements of this Code;

•not retaliate against any of the Companies’ or their Service Providers’ employees or any other Covered Person or their affiliated persons for reports of potential violations of this Code that are made in good faith;

•notify the CCO promptly if he or she knows or learns of any violation of this Code. Failure to do so is itself a violation of this Code; and

•report promptly any change in his/her affiliations.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The audit committee of the Board of Directors/Trustees (the “Committee”), however, is responsible for granting waivers1 and determining sanctions, as appropriate, provided that any approvals, interpretations or waivers sought by the Companies’ principal executive officers or directors/trustees will be considered by the Board of Directors/Trustees.

The Company will follow these procedures in investigating and enforcing this Code:

•the CCO will take any action he or she considers appropriate to investigate any actual or potential violations reported to him or her;

•if, after such investigation, the CCO believes that no violation has occurred, the CCO shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

•any matter that the CCO concludes is a violation will be reported to the Committee;

•if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board of Directors/Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to: applicable policies and procedures; notification to appropriate personnel or board of directors/trustees of the Service Provider of which such Covered Person is an employee; a recommendation to the Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Companies;

1    Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

•the Committee will be responsible for granting waivers, as appropriate; and

•any changes to, or waivers of, this Code will, to the extent required, be disclosed as provided by SEC rules.

The Committee, in determining whether waivers should be granted and whether violations have occurred, and the CCO, in rendering decisions and interpretations and in conducting investigations of potential violations under this Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including a senior legal officer of the Companies or their investment adviser, counsel to the Companies or the Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Committee for the retention of independent auditors to perform permissible non-audit services.

V. Waivers

A Covered Person may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Committee shall review such request and make a determination thereon in writing, which shall be binding, and shall inform the CCO of the granting of any waiver.

In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

The CCO shall submit an annual report to the Board of Directors/Trustees regarding waivers granted.

VI. Other Policies and Procedures

This Code shall be the sole “code of ethics” adopted by the Companies for purposes of Section 406 of SOX, and the rules and forms applicable to it thereunder. Insofar as other policies or procedures of the Companies, the Companies’ investment adviser, investment sub-adviser, principal underwriter, or other Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Companies and their investment adviser and other Service Providers under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

VII. Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board of Directors/Trustees, including a majority of Independent Directors/Trustees.

VIII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law, regulation or this Code, such matters shall not be disclosed to anyone other than the Board of Directors/Trustees and its counsel, the investment adviser and its counsel, the other Service Provider of which such Covered Person is an employee or independent auditors or other consultants referred to in Section IV above.

IX. Internal Use

This Code is intended solely for the internal use by the Companies and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance or legal conclusion.

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